Exhibit 4.1
COINBASE GLOBAL, INC.
RESTATED CERTIFICATE OF INCORPORATION
Coinbase Global, Inc., a Delaware corporation, hereby certifies as follows:
1.The name of this corporation is Coinbase Global, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State was January 27, 2014.
2.The Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, as previously amended and/or restated, has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of this corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: April 1, 2021	Coinbase Global, Inc.

	By:	/s/ Brian Armstrong
	Name:	Brian Armstrong
	Title:	Chief Executive Officer

EXHIBIT A
COINBASE GLOBAL, INC.
RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of this corporation is Coinbase Global, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1.Total Authorized.
1.1The total number of shares of all classes of stock that the Corporation has authority to issue is 11,500,000,000 shares, consisting of four classes: 10,000,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”); 500,000,000 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”); 500,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”); and 500,000,000 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).
1.2The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.
2.Common Stock and Preferred Stock.
2.1The Corporation’s Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of

Common Stock or Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Common Stock or Preferred Stock, as applicable) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. Notwithstanding the first sentence of this Section 2.1 of Article IV, during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date (each as defined below), any filing of a Certificate of Designation providing for the authorization of shares of Common Stock or Preferred Stock entitling the holder of such shares to the right to more than one (1) vote per share must be approved by a majority of the directors then in office, which must include the affirmative vote of the Founder (as defined below) as a member of the Board of Directors if (x) the Founder is then serving as a member of the Board of Directors and (y) no Automatic Conversion (as defined below) has occurred. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation.
2.2Except as otherwise expressly provided in any Certificate of Designation designating any series of Common Stock or Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Common Stock or Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of the Class A Common Stock or Class B Common Stock or the holders of Common Stock or Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Class A Common Stock, Class B Common Stock, any series of the Common Stock or Preferred Stock, or any future class or series of capital stock of the Corporation.
3.Rights of Class A Common Stock and Class B Common Stock.
3.1Equal Status. Except as otherwise provided in this Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2Voting Rights. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as required by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the

“Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Common Stock or Preferred Stock) that relates solely to the terms of one or more outstanding series of Common Stock or Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Common Stock or Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to twenty (20) votes per share of Class B Common Stock held of record by such holder.
3.3Dividends and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if (i) such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class or (ii) such disparate dividend or distribution is paid in the form of securities (or the right to receive securities) of another entity, and (a) the holders of Class A Common Stock receive securities entitling the holder thereof to cast one vote per security (or the right to receive such securities, as applicable) and (b) the holders of Class B Common Stock shall receive securities entitling the holder thereof to cast twenty votes per security (or the right to receive such securities, as applicable). The terms of any securities distributed to stockholders pursuant to the preceding clause (ii) shall be substantially identical, other than with respect to voting rights.
3.4Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.5Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Common Stock or Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.6Merger or Consolidation. In the case of any distribution or payment made or other consideration paid in respect, or upon conversion or exchange, of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made, or other consideration shall be paid, ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions, payments, or other consideration in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution, payment, or other consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities that a holder of a share of Class B Common Stock receives as part of such merger, consolidation or other transaction upon conversion or in exchange for such holder’s Class B Common Stock shall have twenty times the voting power of any securities that a holder of a share of Class A Common Stock receives as part of such merger, consolidation or other transaction upon conversion or in exchange for such holder’s Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.7Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Section 3 of this Article IV or in the meaning of any term or definition set forth in this Section 3 of this Article IV, the Board of Directors, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.

ARTICLE V: CLASS B COMMON STOCK CONVERSION
1.Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect (which will be available upon request therefor made to the Secretary), at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.
2.Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest of (i) the date fixed by the Board of Directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that (A) the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees is less than (B) 25% of the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees at 11:59 p.m. Eastern Time on the Effective Date, (ii) the date and time specified by (A) the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting separately as a single class, and (B) the affirmative vote of not less than two-thirds (2/3) of the then-serving members of the Board of Directors, which must include the affirmative vote of the Founder as a member of the Board of Directors if either (x) the Founder is then serving as a member of the Board of Directors and the Founder has not been terminated for Cause (as defined below) or resigned (except for Good Reason) (as defined below) from the position of Chief Executive Officer of the Corporation or (y) the Founder has not been removed for Cause or resigned from the position of Chairperson of the Board of Directors or (iii) the date of the Founder’s death or Disability (as defined below), provided, that, in the case of (iii), the date of such automatic conversion may be delayed, but not for a total period of longer than six (6) months, to a date approved by a majority of the Independent Directors then in office (each of the events referred to in (i)-(iii) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B

Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
3.Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
4.Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate of Incorporation or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors or a committee thereof) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock on a one-to-one basis, and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
5.Definitions.
(a)“Cause” shall mean the Founder’s conviction of a felony crime involving dishonesty, breach of trust, or physical harm to any person; provided that with respect to any conviction by a tribunal outside of the United States, “Cause” shall not exist if the Founder acted on the advice of legal counsel or in the good faith belief that such action was legal and in the best interests of the Corporation.
(b)“Convertible Security” shall mean any evidences of indebtedness, shares of Common Stock or Preferred Stock or other securities (other than shares of Class B

Common Stock) convertible into or exchangeable for Class B Common Stock, either directly or indirectly.
(c)“Disability” shall mean, with respect to the Founder, the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the then-serving members of the Board of Directors, including the Founder to the extent the Founder is then serving as a member of the Board of Directors. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder, or in the absence of adult children of such Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds shares of all classes of capital stock of the Corporation having more voting power than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.
(d)“Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
(e)“Founder” shall mean Brian Armstrong.
(f)“Good Reason” shall mean the occurrence of any of the following events or conditions, without the Founder’s express written consent (which consent may be denied, withheld or delayed for any reason): (A) a reduction in the Founder’s title from Chief Executive Officer or the material reduction in Founder’s authority, duties or responsibilities as in effect as of the date hereof, including without limitation the appointment of any other executive to the Corporation having equal or greater authority, duties or responsibilities than the Founder; a requirement that the Founder report to any person(s) other than the Board of Directors or a committee thereof; the termination of persons reporting directly to the Founder by resolution of the Board, in which the Founder did not consent to such resolution; or a material reduction in the proportion of the Corporation’s budget over which the Founder has authority; or (B) any action or inaction that constitutes a material breach by the Corporation of any agreement between the Corporation and the Founder, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Corporation from the Founder.
(g)“Effective Date” shall mean the date on which the Securities and Exchange Commission (the “Commission”) declares effective the Corporation’s registration statement on Form S-1 (No. 333-[●]).
(h)“Independent Directors” shall mean the members of the Board of Directors designated as independent directors in accordance with the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.
(i)“Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or Convertible Securities (as defined above).
(j)“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity or is otherwise entitled to elect a majority of the members of the board of directors, or entitled to appoint or act as the governing body, of such entity.
(k)“Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (without taking into account provisions commonly referred to as “common disaster,” “remote contingent disposition” or “ultimate contingent disposition” provisions or similar provisions, unless and until such provisions actually become operative to the current benefit of the beneficiaries designated therein) (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, (3) one or more Permitted Foundations of such Qualified Stockholder, and/or (4) any other Permitted Entity of such Qualified Stockholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder.
(l)“Permitted Foundation” shall mean with respect to a Qualified Stockholder: a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as such Qualified Stockholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.
(m)“Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
(n)“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(i)by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, (C) any Permitted Foundation of such Qualified Stockholder, or (D) any Permitted IRA of such Qualified Stockholder; or
(ii)by a Permitted Entity, Permitted Foundation or Permitted IRA of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(o)“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(p)“Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of such Qualified Stockholder, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(q)“Qualified Stockholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the Effective Date; (b) the initial record holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Date pursuant to the exercise or exchange or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Effective Date; (c) each natural person who, prior to the Effective Date, Transferred shares of Class B Common Stock of the Corporation to a Permitted Entity, Permitted Foundation or Permitted IRA that is or becomes a Qualified Stockholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity, Permitted Foundation or Permitted IRA that is or becomes a Qualified Stockholder; and (e) a Permitted Transferee.
(r)“Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), which transfer, to the fullest extent permitted by law, may be initiated by the Corporation to a Corporation-sponsored brokerage account pursuant to an opt-in or opt-out notice provided by the Corporation to the holders of Class B Common Stock in connection with the initial listing of the Corporation’s equity securities on any national stock exchange, or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:
(i)the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(ii)entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii)entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(iv)the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted pursuant to such pledge) shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(v)the fact that, as of the Effective Date or at any time after the Effective Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer;
(vi)entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(vii)any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock and any subsequent reissuance by the Corporation of such share; or
(viii)in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, Permitted Foundation or Permitted IRA, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity (including on account of operation of provisions commonly referred to as “common disaster,” “remote contingent disposition” or “ultimate contingent disposition” provisions or similar provisions to the current benefit of beneficiaries designated therein, unless, for the avoidance of doubt, such beneficiaries are solely (1) the Qualified Stockholder of such Permitted Entity, (2) one or more Family Members of the Qualified Stockholder of such Permitted Entity, (3) one or more Permitted Foundations of the Qualified Stockholder of such Permitted Entity, and/or (4) any other Permitted Entity of the Qualified Stockholder of such Permitted Entity), Permitted Foundation or Permitted IRA or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the Effective Date, of a majority of the voting power of the voting securities or securities that otherwise entitle a party to elect a majority of the members of the board of directors or governing body, of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Date, holders of voting securities of any such entity or Parent of such entity.
(s)“Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
6.Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
7.Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Restated Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such shares of Class B Common Stock shall automatically be converted to Class A Common Stock, on a one to one basis.
8.Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
9.Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Article V or in the meaning of any term or definition set forth in this Article V, the Board of Directors, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.
ARTICLE VI: AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board; provided, however, that during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date, the affirmative vote of all the directors then in office shall be required for the Board to amend or adopt a provision inconsistent with Section 1.12.1(a) or Section 1.12.3 of Article I of the Bylaws. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws, provided, further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by at least two-thirds (2/3) of the Whole Board and submitted to the stockholders for adoption thereby, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any such provision of the Bylaws. Notwithstanding the foregoing, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation, during the period commencing immediately following a Staggered Board End Date and ending upon the next Staggered Board Start Date contemplated by clause (ii) of the definition thereof (if any), the stockholders shall have the power to adopt, amend or repeal any provision of the Bylaws pursuant to the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE VII: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.Director Powers. Except as otherwise provided by the General Corporation Law or this Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.Terms; Removal; Number of Directors; Vacancies and Newly Created Directorships.
2.1Effective upon each Staggered Board Start Date, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively. The terms of office of the directors serving in the inaugural classes of Class I, Class II and Class III, respectively, shall expire at the first, second and third annual meetings of stockholders, respectively, held after such effectiveness, and their successors shall be elected for a term expiring at the third annual meeting following their election, subject to the other provisions of this Article VII. In connection with any Staggered Board Start Date, the Board of Directors is authorized to assign directors already in office to one of the three classes, with such assignment effective at such time as the division of the Board of Directors into classes becomes effective pursuant to this paragraph.
2.2Effective upon a Staggered Board End Date, the division of the directors into three classes shall terminate, provided that directors elected to three-year terms before such termination shall serve the remainder of the terms to which they were elected. Directors elected at an annual meeting of stockholders held after a Staggered Board End Date and before a subsequent Staggered Board Start Date shall be elected at such meeting for a term expiring at the next annual meeting of stockholders following their election.
2.3Except in the event of a removal with or without cause, as applicable, in no event shall the term of any director be shortened by the occurrence of a Staggered Board Start Date or a Staggered Board End Date. For the avoidance of doubt, each of a Staggered Board Start Date and a Staggered Board End Date may occur more than once.
2.4“Staggered Board End Date” shall mean the close of business on the first date, after a Staggered Board Start Date, that the Corporation certifies upon the direction of the Board of Directors acting in good faith that the Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees hold directly or indirectly (in street name and as holders of record) a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.
2.5 “Staggered Board Start Date” shall mean each of (i) the effectiveness of the filing of the Restated Certificate of Incorporation first inserting this sentence and (ii) following any Staggered Board End Date, the close of business on the twentieth (20th) business day after the Corporation certifies upon the direction of the Board of Directors acting in good faith that the Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees cease to hold directly or indirectly (in street name and as holders of record) a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.
2.6Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission.
2.7Directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class, during the period commencing immediately after a Staggered Board End Date and ending upon the next Staggered Board Start Date (if any).

2.8The total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.
2.9Any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Notwithstanding the first sentence of this Section 2.9 of this Article VII, during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date, a vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors must be approved by the affirmative vote of all of the directors then in office and shall not be filled by the stockholders.
2.10The foregoing provisions of this Section 2 of Article VII shall not apply to any directorship elected separately by one or more classes or series of Common Stock or Preferred Stock hereinafter designated pursuant to Article IV, Section 2.1 unless the terms of such designation so provide.
2.11In case of an ambiguity in the application of any provision set forth in this Section 2 of Article VII or in the meaning of any term or definition set forth in this Section 2 of Article VII (including any such term used in any other provision of this Restated Certificate of Incorporation), the Board of Directors, or a committee thereof, shall have the power, in its sole discretion, to determine the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.
3.Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VIII: DIRECTOR LIABILITY
1.Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2.Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE IX: MATTERS RELATING TO STOCKHOLDERS
1.No Action by Written Consent of Stockholders. Subject to the rights of any series of Common Stock or Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting. Notwithstanding the foregoing, during the period commencing immediately after a Staggered Board End Date and ending upon the next Staggered Board Start Date contemplated by clause (ii) of the definition thereof (if any), any action required or permitted to be taken at any meeting of the stockholders of the Corporation, may be taken without a meeting if holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, consent thereto in writing or by electronic transmission.
2.Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by the stockholders or any other person or persons.
3.Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE X: SEVERABILITY
If any provision of this Restated Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Restated Certificate of Incorporation (including without limitation, all portions of any section of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
ARTICLE XI: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
1.General. The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 1 of this Article XI, Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X or Article XII (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, including any Certificate of Designation), shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions. Notwithstanding the foregoing, prior to the Automatic Conversion, and in addition to any other vote required pursuant to this Article XI, the Corporation shall not amend or repeal, or adopt any provision inconsistent with, any provision of this Restated Certificate of Incorporation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock, without the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting separately as a single class.
2.Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting as a separate class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XI.
ARTICLE XII: CHOICE OF FORUM; Exclusive Forum
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim that is based upon a breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Restated Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate of Incorporation or the Bylaws; (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine; or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or any successor thereto or, to the fullest extent permitted by law, under the Exchange Act, or any successor thereto. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII. Failure to enforce the foregoing provisions of this Article XII would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.